Exhibit 99.1

Regency Energy Partners to Acquire Eagle Rock’s Midstream Business for

Approximately $1.3 Billion

DALLAS, December 23, 2013 – Regency Energy Partners LP (NYSE: RGP) today announced plans to purchase Eagle Rock Energy Partners, L.P.’s (NASDAQ: EROC) midstream business. The acquisition, valued at approximately $1.3 billion, will complement Regency’s core gathering and processing business, and when combined with the proposed acquisition of PVR Resources, will further diversify Regency’s basin exposure in the Texas Panhandle, East Texas and South Texas.

Eagle Rock’s midstream assets include approximately 8,100 miles of gathering pipeline and over 800 MMcf/d of processing plants and its cash flows are supported by large, long-term acreage dedications. The combined system is expected to provide significant synergies, increase efficiencies on Regency’s current system, and enhance services for its customers.

“This acquisition represents another attractive growth opportunity for Regency and is very strategic to our plans to increase our scale and expand our basin diversity in liquids-rich areas,” said Mike Bradley, president and chief executive officer of Regency. “When combined with the proposed acquisition of PVR Partners, our expanded footprint will strengthen Regency’s position as a midstream provider in the Mid-Continent region and provide additional growth opportunities.”

“We expect this acquisition to be immediately accretive to our distributable cash flow per common unit and we also expect that this acquisition will be accretive to distributable cash flow per common unit on a pro forma basis with the pending acquisition of PVR Partners, L.P. As a result, we believe this transaction supports our objective of creating unitholder value through long-term cash distribution growth,” continued Bradley.

In light of the expected cash flow accretion from the Eagle Rock transaction, Regency management expects to recommend to its board of directors distribution increases that would represent a growth rate of 6-8% for full-year 2014. The recommended increases are subject to board approval based on Regency’s future operating results, including the performance of the acquired business.

The Eagle Rock acquisition is expected to close in the second quarter of 2014, and is subject to the approval of Eagle Rock’s unitholders, Hart-Scott-Rodino Antitrust Improvements Act approval and other customary closing conditions.

Regency expects to finance the acquisition by issuing $200 million of Regency common units to Eagle Rock, issuing $400 million of Regency common units to Energy Transfer Equity, L.P. (NYSE: ETE); and the assumption and like-kind exchange of up to $550 million of outstanding Eagle Rock senior notes into Regency senior notes. The remaining portion of the consideration will be funded from borrowings under Regency’s revolving credit facility.

Jamie Welch, Group Chief Financial Officer and Head of Corporate Development for Energy Transfer Equity, L.P. (NYSE: ETE), the owner of the general partner of Regency, stated, “ETE is very excited by Regency’s continued strategic growth and we fully support this transaction through a $400 million equity commitment. We believe that the acquisition of the Eagle Rock midstream business and the acquisition of PVR will be tremendous catalysts for continued unitholder growth for all Regency unitholders.”

Barclays Capital Inc. acted as financial advisor to Regency and provided a fairness opinion to Regency, and Andrews Kurth LLP acted as legal counsel to Regency with respect to the transaction.

Regency will hold a conference call to discuss the acquisition of Eagle Rock’s midstream assets today, Monday, December 23, 2013 at 10:00 a.m., Central Time (11:00 a.m., Eastern Time).

The dial-in number for the call is 1-800-299-8538 in the United States, or +1-617-786-2902 outside the United States, passcode 53993058. A live webcast of the call may be accessed on the investor relations page of Regency’s website at www.regencyenergy.com. The call will be available for replay for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) passcode 88113953. A replay of the broadcast will also be available on Regency’s website for 30 days.

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts and include statements regarding the timing of the acquisition and the proposed acquisition of PVR Partners and increases in our distribution rate. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that these transactions may not be consummated or the benefits contemplated therefrom may not be realized. Additional risks include: volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for the Partnership as well as for producers connected to the Partnership’s system and its customers, the level of creditworthiness of, and performance by the Partnership’s counterparties and customers, the Partnership’s ability to access capital to fund organic growth projects and acquisitions, including significant acquisitions, and the Partnership’s ability to obtain debt and equity financing on satisfactory terms, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in the Partnership’s transactions, changes in commodity prices, interest rates, and demand for the Partnership’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, acts of terrorism and war, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by the Partnership with the Securities and Exchange Commission, which are available to the public. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, contract compression, contract treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, please visit Regency’s website at www.regencyenergy.com.

CONTACT:

Investor Relations:

Lyndsay Hannah

Regency Energy Partners

Manager, Finance & Investor Relations

214-840-5477

ir@regencygas.com

Media Relations:

Vicki Granado

Granado Communications Group

214-599-8785

vicki@granadopr.com

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